December 15, 2016	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
+1.317.276.2000
www.lilly.com

For Release:        Immediately

Refer to:	Lauren Zierke; lauren_zierke@lilly.com; 317-277-6524 (Media)
Phil Johnson; johnson_philip_l@lilly.com; 317-655-6874 (Investors)

Lilly Provides 2017 Financial Guidance and 2016 Update, Reaffirms Financial Expectations Through the Remainder of the Decade

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2017 revenue is expected to be between $21.8 billion and $22.3 billion, representing mid-single-digit growth driven by volume from recently launched products, including Trulicity, Taltz, Cyramza and Jardiance.

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Earnings per share (EPS) for 2017 are expected to be in the range of $3.51 to $3.61 on a reported basis and $4.05 to $4.15 on a non-GAAP basis, representing double-digit growth for both measures driven by an expanding operating margin.

•
The company reaffirmed its financial expectations through the remainder of the decade, including at least 5 percent average annual revenue growth driven by volume and an increase in gross margin as a percent of revenue, both on a constant currency basis. The company also reaffirmed its commitment to achieve an OPEX-to-revenue ratio of 50 percent or less in 2018, along with annual dividend increases for shareholders.

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The company confirmed the potential to launch 20 new products in 10 years from 2014 through 2023, many of which could address unmet medical needs in large patient populations. To date, the company has launched seven of these products, and one is under regulatory review.

•	The company now expects 2016 EPS to be in the range of $2.57 to $2.67 on a reported basis. On a non-GAAP basis, the company has reaffirmed 2016 EPS to be in the range of $3.50 to $3.60.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) today announced its 2017 financial guidance and highlighted key events for the upcoming year. The company reaffirmed its financial expectations through the remainder of the decade, including at least 5 percent average annual revenue growth driven by volume and an increase in gross margin as a percent of revenue, both on a constant currency basis. The company also reaffirmed its commitment to achieve an OPEX-to-revenue ratio of 50 percent or less in 2018, along with annual dividend increases for shareholders.

“As we move past the negative solanezumab data read-out, Lilly’s innovation-based strategy is generating strong momentum in multiple therapeutic areas. Most recently we have received an important cardiovascular indication for Jardiance, as well as U.S. approval and conditional EU approval of Lartruvo, and we are awaiting global regulatory decisions for baricitinib,” said David A. Ricks, president of Lilly Bio-Medicines and Lilly’s incoming president and chief executive officer.

Ricks added, “We are already seeing substantial revenue from recently launched products, including Trulicity and Cyramza, and we are pleased with early uptake for Taltz. We remain confident that we could launch at least 20 new products in 10 years from 2014 through 2023, creating value for all stakeholders in the company.”

“Because of our confidence in our future growth prospects, we are reaffirming our financial commitments through the remainder of the decade,” said Derica Rice, Lilly’s executive vice president for global services and chief financial officer. “In 2017, we are expecting mid-single-digit revenue growth driven by volume from recent product launches. By improving productivity through prudent expense management, we expect to leverage this top-line growth into double-digit earnings growth.”

2016 Financial Guidance
Earnings per share in 2016 are now expected to be in the range of $2.57 to $2.67 on a reported basis. This revision is primarily due to restructuring charges associated with the negative outcome of the recent solanezumab study, as well as the charge associated with the agreement with AstraZeneca to co-develop MEDI1814.

Non-GAAP earnings per share in 2016 are still expected to be in the range of $3.50 to $3.60.

2016 Expectations
Earnings per share (reported)	$2.57 to $2.67
Amortization of intangible assets	.44
Asset impairment, restructuring and other special charges, including Novartis Animal Health integration costs, closure of an animal health manufacturing facility in Ireland, and the restructuring charges associated with the negative outcome of the recent solanezumab study	.28
Venezuela charge	.19
Acquired in-process research and development charges	0.02
Earnings per share (non-GAAP)	$3.50 to $3.60

The company still expects 2016 revenue of between $20.8 billion and $21.2 billion.

Gross margin percentage is now expected to be approximately 73.5 percent on a reported basis, and 76.5 percent on a non-GAAP basis.

Marketing, selling and administrative expenses are still expected to be in the range of $6.2 billion to $6.4 billion. Research and development expenses are now expected to be in the range of $5.0 billion to $5.2 billion.

Other income (expense) is still expected to be in a range between $150 million and $100 million of expense on a reported basis. On a non-GAAP basis, other income (expense) is still expected to be in a range between $50 million and $100 million of income.

The 2016 tax rate is now expected to be approximately 20.5 percent on a reported basis. On a non-GAAP basis, the 2016 tax rate is still expected to be approximately 21.0 percent.

Capital expenditures are still expected to be approximately $1.0 billion.

The following table summarizes the company’s 2016 financial guidance:

2016 Guidance
	Prior	Revised
Revenue	$20.8 to $21.2 billion	Unchanged

Gross Margin % of Revenue (reported)	Approx. 73.0%	Approx. 73.5%
Gross Margin % of Revenue (non-GAAP)	Approx. 76.0%	Approx. 76.5%

Marketing, Selling & Administrative	$6.2 to $6.4 billion	Unchanged

Research & Development	$4.9 to $5.1 billion	$5.0 to $5.2 billion

Other Income/(Expense) (reported)	$(150 million) to $(100 million)	Unchanged
Other Income/(Expense) (non-GAAP)	$50 million to $100 million	Unchanged

Tax Rate (reported)	Approx. 21.0%	Approx. 20.5%
Tax Rate (non-GAAP)	Approx. 21.0%	Unchanged

Earnings per share (reported)	$2.66 to $2.76	$2.57 to $2.67
Earnings per share (non-GAAP)	$3.50 to $3.60	Unchanged

Capital Expenditures	Approx. $1.0 billion	Unchanged

Non-GAAP adjustments are consistent with the earnings per share table above.

2017 Financial Guidance
Earnings per share for 2017 are expected to be in the range of $3.51 to $3.61 on a reported basis and $4.05 to $4.15 on a non-GAAP basis. Non-GAAP earnings per share for 2017 exclude amortization of intangibles, inventory step-up costs associated with the planned acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccines portfolio, and integration costs associated with the Novartis Animal Health acquisition.

2017 Expectations
Earnings per share (reported)	$3.51 to $3.61
Amortization of intangible assets	.45
Inventory step-up costs associated with the planned acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccines portfolio	.06
Novartis Animal Health integration costs	.03
Earnings per share (non-GAAP)	$4.05 to $4.15
Amortization and inventory step-up costs associated with the planned acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccines portfolio are subject to final inventory quantities purchased and acquisition accounting adjustments.

The company anticipates 2017 revenue between $21.8 billion and $22.3 billion. Excluding the impact of foreign exchange rates, the company expects revenue growth from animal health products and a number of established pharmaceutical products including Trajenta, Forteo and Humalog, as well as higher revenues from new products including Trulicity, Taltz, Basaglar, Cyramza, Jardiance and Lartruvo.

Marketing, selling and administrative expenses are expected to be in the range of $6.4 billion to $6.6 billion. Research and development expenses are expected to be in the range of $4.9 billion to $5.1 billion.

The 2017 tax rate is expected to be approximately 20.0 percent on a reported basis and 22.0 percent on a non-GAAP basis. The expected 2017 reported tax rate includes the tax impact of amortization of intangibles, inventory step-up costs associated with the planned acquisition of Boehringer Ingelheim Vetmedica’s U.S. feline, canine and rabies vaccines portfolio, and integration costs associated with the Novartis Animal Health acquisition.

The following table summarizes the company’s 2017 financial guidance.

2017 Guidance
	Reported	Non-GAAP
Revenue	$21.8 to $22.3 billion	$21.8 to $22.3 billion
Gross Margin % of Revenue	Approx. 73.5%	Approx. 77.0%
Marketing, Selling & Administrative	$6.4 to $6.6 billion	$6.4 to $6.6 billion
Research & Development	$4.9 to $5.1 billion	$4.9 to $5.1 billion
Other Income/(Expense)	$0 to $100 million	$0 to $100 million
Tax Rate	Approx. 20.0%	Approx. 22.0%
Earnings per Share	$3.51 to $3.61	$4.05 to $4.15
Capital Expenditures	Approx. $1.2 billion	Approx. $1.2 billion
Non-GAAP adjustments are consistent with the earnings per share table above.

Webcast of Conference Call and Investor Materials
As previously announced, investors and the general public can access a live webcast of the 2017 financial guidance conference call and investor materials through a link on Lilly’s website at www.investor.lilly.com. The conference call will be held today beginning at 10:00 a.m. Eastern Time (ET) and will be available for replay via the website.

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and voluntarism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels. F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “anticipate,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from these forward-looking statements due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees that pipeline products will succeed in clinical testing, will receive the necessary clinical and manufacturing regulatory approvals, or will prove to be commercially successful. The company’s results may also be affected by such factors as the timing of anticipated regulatory approvals and launches of new products; market uptake of recently launched products; competitive developments affecting current products; the expiration of intellectual property protection for certain of the company’s products; the company’s ability to protect and enforce patents and other intellectual property; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; regulatory compliance problems or government investigations; regulatory actions regarding currently marketed products; unexpected safety or efficacy concerns associated with the company’s products; issues with product supply stemming from manufacturing difficulties or disruptions; regulatory changes or other developments; changes in patent law or regulations related to data-package exclusivity; litigation involving current or future products; the extent to which third-party indemnification obligations relating to product liability litigation and similar matters will be performed; unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; changes in tax law and regulations; changes in inflation, interest rates, and foreign currency exchange rates; asset impairments and restructuring charges; changes in accounting standards promulgated by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission (SEC); acquisitions and business development transactions and related integration considerations; and the impact of exchange rates and global macroeconomic conditions, including the effect of the pending exit of the United Kingdom from the European Union. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and subsequent Form 10-Qs filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Basaglar® (insulin glargine injection, Lilly)
Cyramza® (ramucirumab, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
LartruvoTM (olaratumab, Lilly)
Taltz® (ixekizumab, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)